EXHIBIT (j)

                       [PricewaterhouseCoopers Letterhead]



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 21 to the Registration Statement of The Chaconia Income & Growth Fund, Inc. on Form N-1A (File Nos. 33-37426 and 811-6194) of our report dated February 4, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to Shareholders of Chaconia Income and Growth Fund, Inc., which is also incorporated by reference into this Post-Effective Amendment to the Registration Statement. We also consent to the references to us under the headings "Counsel, Independent Accountants and Service Providers," "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 29, 2002